September 4, 2025

Brian McGee
Chief Financial Officer and Chief Operating Officer
GoPro, Inc.
3025 Clearview Way
San Mateo, California 94402

       Re: GoPro, Inc.
           Registration Statement on Form S-1
           Filed August 29, 2025
           File No. 333-289946
Dear Brian McGee:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jane Park at 202-551-7439 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Dawn Belt, Esq.